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                                                                    Exhibit (i)


THOMPSON        ATLANTA   BRUSSELS   CINCINNATI   CLEVELAND   COLUMBUS   DAYTON
  HINE          NEW YORK   WASHINGTON, D.C.



August 18, 2008


The Coventry Group
3435 Stelzer Road
Columbus, OH 43219

Re:  Opinion and Consent
     --------------------

     Ladies and Gentlemen:

     This letter is in response to your request for our opinion in connection with the filing of Post-Effective Amendment No. 133 to the Registration Statement, File Nos. 33-44964 and 811-6526 (the "Registration Statement"), of The Coventry Group (the "Trust").

     We have examined a copy of the Trust's Declaration of Trust, the Trust's By-laws, the Trust's record of the various actions by the Trustees thereof, and all such agreements, certificates of public officials, certificates of officers and representatives of the Trust and others, and such other documents, papers, statutes and authorities as we deem necessary to form the basis of the opinion hereinafter expressed. We have assumed the genuineness of the signatures and the conformity to original documents of the copies of such documents supplied to us as copies thereof.


     Based upon the foregoing, we are of the opinion that, after Post-Effective Amendment No. 133 is effective for purposes of applicable federal and state securities laws, the shares of Boston Trust Balanced Fund, Boston Trust Equity Fund, Boston Trust Small Cap Fund, Boston Trust Midcap Fund, Walden Social Balanced Fund, Walden Social Equity Fund and Walden Small Cap Innovations Fund (the "Funds"), each a series of the Trust, if issued in accordance with the then current Prospectus and Statement of Additional Information of the Funds, will be legally issued, fully paid and non-assessable.


     We hereby give you our permission to file this opinion with the Securities and Exchange Commission as an exhibit to Post-Effective Amendment No. 133 to the Registration Statement. This opinion may not be filed with any subsequent amendment, or incorporated by reference into a subsequent amendment, without our prior written consent. This opinion is prepared for the Trust and its shareholders, and may not be relied upon by any other person or organization without our prior written approval.

         Very truly yours,


         /s/ Thompson Hine LLP


         Thompson Hine LLP

                                                                     MVW/DSM